EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES APRIL CASH DISTRIBUTION

    Dallas, Texas, April 20, 2007 - Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.175096 per unit, payable on May 14, 2007, to unitholders of record on April 30, 2007.  The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions.  Underlying gas sales volumes attributable to the current month distribution were primarily produced in February.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,095,000	75,000	$ 6.59

Prior Month Distribution	2,305,000	74,000	$ 5.20

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

    XTO Energy has advised the trustee that nine wells are currently being drilled on the underlying properties and that it has deducted budgeted development costs of $2,000,000, production expense of $2,266,000 and overhead of $705,000 in determining the royalty payment to the Trust for the month of April.

Development Costs
    Because of lower than anticipated actual costs as a result of the timing of expenditures, XTO Energy has advised the trustee that it decreased the monthly development cost deduction from $3,750,000 to $2,000,000 beginning with the April 2007 distribution. The development cost deduction is expected to be maintained at $2,000,000 for the May 2007 distribution, but is expected to be increased to $3,750,000 with the June 2007 distribution and maintained at that level through year end. The development cost deduction will continue to be evaluated by XTO Energy and revised as necessary.

    For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800